EXHIBIT 2.8

ORDINARY RESOLUTION OF SAPPI LIMITED PASSED WITH THE REQUISITE MAJORITIES AT THE GENERAL MEETING OF SHAREHOLDERS OF SAPPI LIMITED HELD ON MONDAY, NOVEMBER 3, 2008 TO ACQUIRE M-REAL’S COATED GRAPHIC PAPER BUSINESS AND TO ISSUE SHARES UNDER THE MASTER AGREEMENT.

It was resolved that :

(a)

the proposed acquisition by the company of the business and assets being acquired from M-real in terms of the Master Agreement and other Transaction Agreements, as referred to in the Company’s circular to shareholders dated 10 October 2008 (the “Circular”), to which a copy of the notice of general meeting is attached, be and is hereby approved; and

(b)

the directors of the Company are hereby authorized, as a specific authority in terms of Section 221 of the Companies Act, to allot and issue the Settlement Shares on all of the terms and conditions of the Master Agreement as and when the Company becomes obliged to issue them in accordance with the terms and conditions of the Master Agreement, a copy of which has been made available for inspection at the registered office of the company during normal office hours from 08:00 to 16:30.